ARTICLES OF AMENDMENT TO
                          ARTICLES OF INCORPORATION OF
                     ADVANCED 3-D ULTRASOUND SERVICES, INC.



The undersigned, being the Chief Executive Officer and a member of the Board of Directors of Advanced 3-D Ultrasound Services, Inc., a Florida corporation, hereby certifies that the following Amendments were unanimously adopted by the Shareholders possessing a majority of issued and outstanding shares of the corporation and Directors of the corporation at a meeting held on the 7th day of November, 2005 in the manner prescribed by the Florida Business Corporation Act.

                                 ARTICLE I NAME

The name of the corporation shall be World Energy Solutions, Inc. and its principal office and mailing address shall be 3900 31st Street North, St. Petersburg, Florida 33714.

                            ARTICLE IV CAPTIAL STOCK

Common Stock: The aggregate number of shares of stock authorized to be issued by this corporation shall be 100,000,000 shares of common stock, each with a par value of $.0001. Each share of issued and outstanding common stock shall entitle the holder thereof to fully participate in all shareholder meetings, to cast one vote on each matter with respect to which shareholders have the right to vote, and to share ratably in all dividends and other distributions declared and paid with respect to the common stock, as well as in the net assets of the corporation upon liquidation or dissolution.

Preferred Stock: The Corporation is authorized to issue 100,000,000 shares of $.0001 par value Preferred Stock. The Board of Directors is expressly vested with the authority to divide any or all of the Preferred Stock into series and to fix and determine the relative rights and preferences of the shares of each series so established, provided, however, that the rights and preferences of various series may vary only with respect to:

     (a)  the rate of dividend;

     (b) whether the shares maybe called and, if so, the call price and the terms and conditions of call;

     (c) the amount payable upon the shares in the event of voluntary and involuntary liquidation;

     (d) sinking fund provisions, if any, for the call or redemption of the shares;

     (e) the terms and conditions, if any, on which the shares may be converted;

     (f)  voting  rights;  and

     (g) whether the shares will be cumulative, noncumulative or partially cumulative as to dividends and the dates from which any cumulative dividends are to accumulate.
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The Board of  Directors  shall  exercise the  foregoing  authority by adopting a resolution setting forth the designation of each series and the number of shares therein, and fixing and determining the relative rights and preferences thereof. The Board of Directors may make any change in the designation, terms, limitations and relative rights or preferences of any series in the same manner, so long as no shares of such series are outstanding at such time.

Within the limits and restrictions, if any, stated in any resolution of the Board of Directors originally fixing the number of shares constituting any series, the Board of Directors is authorized to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of such series. In case the number of shares of any series shall be so decreased, the share constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

In all other respects, the Articles of Incorporation shall remain as they were prior to this Amendment being adopted.



Date:   November 7, 2005



                                        ADVANCED 3-D ULTRASOUND SERVICES, INC.

                                        /s/ Benjamin C. Croxton
                                        -------------------------------------
                                        Benjamin C. Croxton,
                                        Chief Executive Officer